UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: August 23, 2007

Date of Report: August 29, 2007

J.B. POINDEXTER & CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123598	76-0312814
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 5400, Houston, Texas 77002

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (713) 655-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 23, 2007, J.B. Poindexter & Co. Inc. (the “Company”) acquired all of the common stock of Tarlton Supply Company, a Texas corporation, and all of the partnership interests in Handley L.P., a Texas limited partnership ( together “Tarlton”), from Robert T. Handley, a Tarlton affiliated ESOP, Vicky L. Handley and others.  Tarlton, located in Brenham, Texas provides machining and assembly services to customers primarily in the oilfield services industry.  The Company intends to continue to utilize the purchased machinery, equipment and related plant facilities in that business and operate the business as part of its Specialty Manufacturing business segment.  The Company paid approximately $19 million, or $17.9 million, net of cash acquired, as purchase price for Tarlton.  The purchase price was paid for from cash on hand.  Tarlton’s net sales were approximately $27.4 million and its income before income taxes was $2.2 million for 2006, its most recently completed fiscal year.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

J.B. POINDEXTER & CO., INC.

Date:August 29, 2007	By:	/s/ Robert S. Whatley
Robert S. Whatley Vice President, Finance